Exhibit 99.1

Dear Shareholders,	Philip Moyer, CEO .

It's been six months since I joined Vimeo and I'm excited about the inflection we have driven this quarter. We welcomed new leaders and fine-tuned our organizational structure, sharpened our go-to-market approach and customer focus, and we began testing new pricing with some of our customers. We also released new AI features like translations and “ask-a-video,” and opened enterprise video distribution in China.

Vimeo is one of the largest private and secure repositories of video in the world. For millions of individual users and thousands of the largest global companies, Vimeo is trusted as a central video library. We house over 8 billion minutes of video and serve over 100 billion views annually across 190 countries. Consumer demand for video is at an all time high, and business demand for ad-free, secure video represents a market estimated to grow to $76 billion by 2032. We intend to be the most trusted platform in the world for professionals to store, manage, and distribute their video content.

In Q3, bookings were slightly up year-over-year and we generated $105 million in revenue. Vimeo Enterprise grew revenue by 42% and reached $100 million in annualized bookings, as pipeline grew both sequentially and versus last year and ARPU increased 11% year-over-year to over $23 thousand. We generated net income of $9 million, Adjusted EBITDA* of $16 million, cash from operations of $21 million, and Free Cash Flow* of $21 million.

A number of factors make us believe we can grow bookings and revenue in 2025, including: the scale and momentum in Vimeo Enterprise is becoming a more significant driver of overall growth, the positive early feedback we’re receiving from our pricing initiatives in Self-Serve, the stabilization in our OTT business, and the negative impact of the deprecation of certain products in our Other category becoming small enough to be eclipsed by these other growth factors. We are entering 2025 with stabilized marketing spend versus cuts of approximately 50% throughout 2024. Over the past two years we have reduced operating expenses by more than $100 million in annual run rate while keeping quarterly gross profit in the low $80 million range, making room for investment. This cost structure, combined with our improving bookings trajectory, demonstrates the scalability and resilience of our business model.

Our customers are at the heart of everything we do, and the traction we saw this quarter with large enterprises validates our strategy. We now serve the eight largest big-box retailers, the top ten quick-service restaurants and grocery store chains, eight of the top ten for both healthcare & life sciences companies and insurance companies, and seven of the top eight financial services companies.

In October we held our first customer conference, Vimeo REFRAME. The conference was sold out and brought together thousands of professional video creators (in person and online) across our Self-Serve & Add-Ons, Vimeo Enterprise, and OTT products. The excitement in the room from customers about Vimeo and our strategy was palpable and I encourage you to watch some of the highlights we posted on Vimeo.com.

With the strong foundation we have put in place, we believe Vimeo can be a growth company with a solid cost structure and a capable team. As we look to 2025 and beyond, we are starting to increase investments in product and technology. These investments are focused on innovation, product enhancements, expanding our market reach and operating efficiencies. As our initiatives gain traction, we are prepared to further invest in scaling our business.

In our Q4 report we plan to provide more information on our 2025 plan. As a preview, we believe that Vimeo can achieve growth, profitability, and positive cash flow in the coming year, which we plan to utilize to enhance shareholder value.

Thank you!

Philip Moyer
Chief Executive Officer

*Please refer to the reconciliations of GAAP to non-GAAP measures starting on page 13.

Q3 Financial
Overview

Bookings
& Revenue

YoY Change
(3)%	4%	0%
Total ex-Other YoY Change
0%	5%	2%

YoY Change
8%	(2)%	(2)%
Total ex-Other YoY Change
12%	1%	3%

*Please refer to the reconciliations of GAAP to non-GAAP measures starting on page 13.

Vimeo
Enterprise

Vimeo Enterprise annualized bookings hit $100 million in Q3, as bookings grew 39% to $25 million and represented 25% of total bookings. Subscribers grew by 26% and ARPU was up 11% year-over-year. We entered Q4 with a strong pipeline that was up year-over-year in Q3 and showed sequential growth for the third consecutive quarter.

We had impressive new customer wins in Q3 across a broad range of industries, including Volvo and Grupo Carrefour Brasil for e-learning classes; Figma, Kongsberg, and Legal & General for Vimeo Marketing; and Guidewire, World Rugby, and the Texas General Land Office for Vimeo Central.

YoY Change
55%	55%	39%

YoY Change
66%	53%	42%

YoY Change
46%	46%	26%

YoY Change
11%	5%	11%

*Please refer to the reconciliations of GAAP to non-GAAP measures starting on page 13.

Self-Serve
& Add-Ons

In Self-Serve & Add-Ons, bookings were down 8%, meaningfully less than the advertising spend reduction we executed, as we continued to get more efficient in our go-to-market efforts. While subscribers fell 9% year-over-year, revenue declined only 6% as the subscriber count reduction was partially offset by a 4% increase in ARPU, even as bandwidth sales created some ARPU pressure. In the quarter we conducted pricing optimization tests with encouraging early results.

YoY Change
(6)%	(4)%	(8)%

YoY Change
7%	(6)%	(6)%

YoY Change
2%	(9)%	(9)%

YoY Change
3%	3%	4%

*Please refer to the reconciliations of GAAP to non-GAAP measures starting on page 13.

Other

Other declined largely due to the deprecation of certain products, while OTT, our product serving customers looking to monetize their video content, has grown to 82% of Other revenue, up from 62% in Q3'22. OTT bookings have stabilized over the course of 2024, and we added three new six-figure deals in the quarter.

YoY Change
(18)%	(1)%	(12)%

YoY Change
(5)%	(11)%	(21)%

Expenses & Profitability

GAAP cost of revenue was $22 million and non-GAAP cost of revenue* was $21 million, both essentially flat year-over-year, primarily due to a decrease in credit card processing fees, partially offset by an increase in hosting costs. GAAP and non-GAAP gross profit margin* were both 79% in the quarter.

YoY Change
11%	2%	(2)%
Gross Margin
77%	79%	79%

YoY Change
11%	2%	(2)%
Non-GAAP Gross Margin*
77%	80%	79%

*Please refer to the reconciliations of GAAP to non-GAAP measures starting on page 13.

We continued to balance efficiency gains and investments for profitable growth. Q3 GAAP and non-GAAP operating expenses* were down 4% and 7% year-over-year, respectively.

On balance in Q3, we invested in research and development and worked to gain efficiency in sales and marketing, while we remained disciplined in general and administrative spend. That said, we are turning now to more of an investment mode, and operating expenses were up slightly in Q3 versus Q2. From their peak in Q2’22, quarterly GAAP operating expenses have fallen $36 million, or 32%. At the same time, our quarterly gross profit has remained stable in the low $80 million range, coming in at $83 million in Q3.

In Q3 we made continued investments in growth areas such as AI, usability, core infrastructure improvements, pricing and packaging, and our recently announced spatial app built for Apple Vision Pro. At the same time we continued to execute on our plan to drive efficiency in advertising spend, which fell almost 50% year-over-year, while total bookings grew slightly.

YoY Change in Total Operating Expenses
22%	(26)%	(4)%

YoY Change in Total Non-GAAP Operating Expenses*
9%	(11)%	(7)%

Net income was $9 million in Q3, an increase of $1 million year-over-year. Adjusted EBITDA* was $16 million in the quarter.

YoY Change
NM	NM	10%
Net Income as a % of Revenue
(20)%	8%	9%

YoY Change
170%	515%	25%
Adjusted EBITDA Margin*
2%	12%	15%
*Please refer to the reconciliations of GAAP to non-GAAP measures starting on page 13.

Balance Sheet &
Cash Flow Highlights

We ended Q3 with $325 million in cash and cash equivalents, up $14 million from the prior quarter. Cash from operations was up 25% year-over-year to $21 million, and Free Cash Flow* was up 26% year-over-year to $21 million, primarily driven by a $3 million increase in Adjusted EBITDA*.

We continued to utilize cash to repurchase shares. In Q3 we repurchased 1.3 million shares of Vimeo's common stock in the quarter at an average per share cost of $3.83, and an additional 0.4 million shares of common stock through October 31, 2024 at an average per share cost of $4.87. As of October 31, 2024, we had $31 million remaining in our share repurchase authorization. We plan to continue to act on our existing repurchase authorization at a minimum to reduce dilution from current and future share issuance.

Q4'24 Guidance

For the fourth quarter of 2024, we expect:

•Revenue to be around $100 million.
•Operating income to be approximately $2 million.
•Adjusted EBITDA* to be nearly $10 million depending on investments we make.
*Please refer to the reconciliations of GAAP to non-GAAP measures starting on page 13.

GAAP FINANCIAL STATEMENTS
VIMEO, INC. CONSOLIDATED STATEMENT OF OPERATIONS
($ in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue	$104,564	$106,253	$313,850	$311,670
Cost of revenue (exclusive of depreciation shown separately below)	21,708	21,802	67,829	68,319
Gross profit	82,856	84,451	246,021	243,351
Operating expenses:
Research and development expense	26,588	23,153	81,695	81,089
Sales and marketing expense	28,799	36,704	88,780	116,455
General and administrative expense	19,655	18,396	56,776	34,645
Depreciation	102	168	313	1,198
Amortization of intangibles	347	347	1,042	2,491
Total operating expenses	75,491	78,768	228,606	235,878
Operating income	7,365	5,683	17,415	7,473
Interest expense	—	—	—	(998)
Other income, net	3,615	3,657	11,312	9,235
Earnings before income taxes	10,980	9,340	28,727	15,710
Income tax provision	(1,698)	(876)	(3,251)	(2,073)
Net earnings	$9,282	$8,464	$25,476	$13,637

Per share information:
Basic earnings per share	$0.06	$0.05	$0.15	$0.08
Diluted earnings per share	$0.05	$0.05	$0.15	$0.08
Weighted average shares outstanding used in the computation of net earnings per share:
Basic	162,686	163,877	164,332	162,822
Diluted	168,350	165,906	168,659	164,920

Stock-based compensation expense by function:
Cost of revenue	$220	$271	$565	$740
Research and development expense	2,791	2,149	10,509	11,650
Sales and marketing expense	1,521	1,723	4,166	7,376
General and administrative expense	3,736	2,979	8,380	(14,337)
Total stock-based compensation expense	$8,268	$7,122	$23,620	$5,429

VIMEO, INC. CONSOLIDATED BALANCE SHEET
($ in thousands)
	September 30, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$324,781	$301,372
Accounts receivable, net	25,611	26,605
Prepaid expenses and other current assets	23,450	23,491
Total current assets	373,842	351,468

Leasehold improvements and equipment, net	448	607
Goodwill	245,406	245,406
Intangible assets with definite lives, net	1,587	2,629
Other non-current assets	21,694	22,810
TOTAL ASSETS	$642,977	$622,920

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Accounts payable, trade	$4,760	$4,696
Deferred revenue	163,304	168,610
Accrued expenses and other current liabilities	53,274	53,573
Total current liabilities	221,338	226,879

Other long-term liabilities	12,228	13,809

Commitments and contingencies

SHAREHOLDERS' EQUITY:
Common stock	1,609	1,585
Class B common stock	94	94
Preferred stock	—	—
Additional paid-in capital	793,022	774,587
Accumulated deficit	(367,859)	(393,335)
Accumulated other comprehensive loss	(643)	(699)
Treasury stock	(16,812)	—
Total shareholders' equity	409,411	382,232
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$642,977	$622,920

VIMEO, INC. CONSOLIDATED STATEMENT OF CASH FLOWS
($ in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Cash flows from operating activities:
Net earnings	$9,282	$8,464	$25,476	$13,637
Adjustments to reconcile net earnings to net cash provided by operating activities:
Stock-based compensation expense	8,268	7,122	23,620	5,429
Amortization of intangibles	347	347	1,042	2,491
Depreciation	102	168	313	1,198
Provision for credit losses	314	309	344	326
Loss on the sale of an asset	—	—	—	37
Non-cash lease expense	1,041	1,143	3,310	3,410
Other adjustments, net	39	(358)	64	1,053
Changes in assets and liabilities:
Accounts receivable	(1,209)	(417)	(795)	3,453
Prepaid expenses and other assets	1,302	(1,930)	4,231	(1,987)
Accounts payable and other liabilities	5,651	5,207	(7,371)	(6,210)
Deferred revenue	(4,368)	(3,448)	(4,177)	4,966
Net cash provided by operating activities	20,769	16,607	46,057	27,803
Cash flows from investing activities:
Capital expenditures	(13)	(1)	(173)	(108)
Proceeds from the sale of an asset	—	—	—	639
Net cash (used in) provided by investing activities	(13)	(1)	(173)	531
Cash flows from financing activities:
Amounts related to settlement of equity awards	(1,308)	(1,517)	(5,243)	(5,697)
Proceeds from exercise of stock options	25	6	47	134
Purchases of treasury stock	(5,302)	—	(16,797)	—
Contingent consideration payment	—	(2,477)	—	(5,774)
Other	—	—	—	(266)
Net cash used in financing activities	(6,585)	(3,988)	(21,993)	(11,603)
Total cash provided	14,171	12,618	23,891	16,731
Effect of exchange rate changes on cash and cash equivalents and restricted cash	31	(520)	(306)	(674)
Net increase in cash and cash equivalents and restricted cash	14,202	12,098	23,585	16,057
Cash and cash equivalents and restricted cash at beginning of period	310,819	278,793	301,436	274,834
Cash and cash equivalents and restricted cash at end of period	$325,021	$290,891	$325,021	$290,891

VIMEO, INC. DISAGGREGATED REVENUE AND OPERATING METRICS
(In thousands except ARPU)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Disaggregated Revenue
Self-Serve & Add-Ons	$67,864	$71,935	$206,341	$214,358
Vimeo Enterprise	21,675	15,220	60,193	39,691
Other	15,025	19,098	47,316	57,621
Total revenue	$104,564	$106,253	$313,850	$311,670

Operating Metrics
Self-Serve & Add-Ons:
Subscribers	1,275.4	1,397.3	1,275.4	1,397.3
Average Subscribers	1,290.0	1,414.7	1,327.6	1,451.2
ARPU	$209	$202	$208	$197
Bookings	$62,159	$67,409	$196,929	$213,572

Vimeo Enterprise:
Subscribers	3.8	3.0	3.8	3.0
Average Subscribers	3.7	2.9	3.6	2.6
ARPU	$23,043	$20,848	$22,487	$20,154
Bookings	$25,092	$18,050	$68,460	$49,786

Other:
Subscribers	53.5	71.0	53.5	71.0
Average Subscribers	55.2	74.3	60.2	82.2
ARPU	$1,082	$1,019	$1,050	$937
Bookings	$12,663	$14,403	$33,135	$38,554

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
($ in millions; rounding differences may occur)

	Three Months Ended September 30,
	2024	2023	2022
Reconciliation of non-GAAP cost of revenue:
GAAP Cost of revenue	$21.7	$21.8	$25.2
% of Revenue	21%	21%	23%
Less: Stock-based compensation expense	0.2	0.3	0.3
Non-GAAP Cost of revenue	$21.5	$21.5	$24.9
% of Revenue	21%	20%	23%

Reconciliation of non-GAAP gross profit:
GAAP Gross profit	$82.9	$84.5	$82.9
Gross Margin	79%	79%	77%
Add back: Stock-based compensation expense	0.2	0.3	0.3
Non-GAAP Gross Profit	$83.1	$84.7	$83.2
Non-GAAP Gross Margin	79%	80%	77%

Reconciliation of non-GAAP operating expenses:
GAAP Research and development expense	$26.6	$23.2	$34.4
% of Revenue	25%	22%	32%
Less: Stock-based compensation expense	2.8	2.1	7.9
Less: Restructuring costs	—	—	2.3
Non-GAAP Research and development expense	$23.8	$21.0	$24.2
% of Revenue	23%	20%	22%

GAAP Sales and marketing expense	$28.8	$36.7	$43.6
% of Revenue	28%	35%	40%
Less: Stock-based compensation expense	1.5	1.7	3.0
Less: Restructuring costs	—	—	1.1
Non-GAAP Sales and marketing expense	$27.3	$35.0	$39.4
% of Revenue	26%	33%	36%

GAAP General and administrative expense	$19.7	$18.4	$26.5
% of Revenue	19%	17%	24%
Less: Stock-based compensation expense	3.7	3.0	8.2
Less: Contingent consideration fair value adjustments	—	(0.5)	—
Less: Restructuring costs	—	—	0.8
Non-GAAP General and administrative expense	$15.9	$15.9	$17.5
% of Revenue	15%	15%	16%

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
($ in millions; rounding differences may occur)

	Three Months Ended September 30,
	2024	2023	2022
Reconciliation of net earnings (loss) to Adjusted EBITDA:
Net earnings (loss)	$9.3	$8.5	$(21.4)
Add back:
Income tax provision	1.7	0.9	0.6
Other income, net	(3.6)	(3.7)	(2.2)
Interest expense	—	—	0.1
Operating income (loss)	7.4	5.7	(22.9)
Operating Income (Loss) Margin	7%	5%	(21)%
Add back:
Stock-based compensation expense	8.3	7.1	19.4
Depreciation	0.1	0.2	0.1
Amortization of intangibles	0.3	0.3	1.2
Contingent consideration fair value adjustments	—	(0.5)	—
Restructuring costs	—	—	4.2
Adjusted EBITDA	$16.1	$12.8	$2.1
Adjusted EBITDA Margin	15%	12%	2%

Computation of Free Cash Flow:
Net cash provided by operating activities	$20.8	$16.6	$10.0
Add: Restructuring costs	0.2	—	3.5
Less: Capital expenditures	—	—	—
Free Cash Flow	$21.0	$16.6	$13.4

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL OUTLOOK
($ in millions; rounding differences may occur)

Three Months Ended December 31, 2024
Operating income to Adjusted EBITDA:
Operating income	$1.6
Add back:
Stock-based compensation expense	8.0
Depreciation	0.1
Amortization of intangibles	0.3
Adjusted EBITDA	$10.0

PRINCIPLES OF FINANCIAL REPORTING

We have provided in this press release certain non-GAAP financial measures, including Adjusted EBITDA, non-GAAP gross profit, non-GAAP operating expenses, and free cash flow, to supplement our financial information presented in accordance with GAAP. We use these non-GAAP financial measures internally in analyzing our financial results and believe that these non-GAAP financial measures are useful to investors as an additional tool to evaluate ongoing operating results and trends and in comparing our financial results with other companies in our industry, many of which present similar non-GAAP financial measures. However, our presentation of these non-GAAP financial measures may differ from the presentation of similarly titled measures by other companies. Adjusted EBITDA is one of the metrics on which our internal budgets are based and also one of the metrics by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. We endeavor to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure. We encourage investors to examine the reconciling adjustments between the GAAP and corresponding non-GAAP measure.

From time to time, we provide forward-looking outlook information, including for Adjusted EBITDA. Adjusted EBITDA used in our outlook will differ from net earnings (loss) and operating income (loss) in ways similar to the reconciliations provided above and the definitions of Adjusted EBITDA provided below.

Definitions of Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA") is defined as operating income (loss) excluding: (1) stock-based compensation expense; (2) depreciation; (3) acquisition-related items consisting of (i) amortization of intangible assets, (ii) impairments of goodwill and intangible assets, if applicable, and (iii) gains and losses recognized on changes in the fair value of contingent consideration arrangements; and (4) restructuring costs associated with exit or disposal activities such as a reduction in force. We believe this measure is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. The above items are excluded from our Adjusted EBITDA measure because these items are either non-cash or non-recurring in nature and are collectively referred to as "Adjusted EBITDA Non-GAAP Adjustments." Adjusted EBITDA has certain limitations because it excludes the impact of these expenses.

Adjusted EBITDA Margin is Adjusted EBITDA, divided by revenue.
Non-GAAP Cost of Revenue excludes stock-based compensation expense and restructuring costs.

Non-GAAP Gross Profit excludes stock-based compensation expense and restructuring costs included in Cost of revenue.

Non-GAAP Gross Margin is Non-GAAP Gross Profit, divided by revenue.
Non-GAAP Operating Expenses include Non-GAAP Research and development expense, Non-GAAP Sales and marketing expense, and Non-GAAP General and administrative expense. These Non-GAAP operating expenses exclude Adjusted EBITDA Non-GAAP Adjustments in their respective expense items.

Free Cash Flow is defined as net cash provided by, or used in, operating activities excluding restructuring costs and contingent consideration payments included in operating activities, less cash used for capital expenditures. We believe Free Cash Flow is useful to investors as a liquidity measure because it measures our ability to generate or use cash.

Items That Are Excluded From Non-GAAP Measures

Stock-based compensation expense consists of expense associated with the grants of Vimeo stock-based awards. These expenses are not paid in cash and we view the economic costs of stock-based awards to be the dilution to our share base. We also consider the dilutive impact of stock-based awards in GAAP diluted earnings per share, to the extent such impact is dilutive.

Depreciation is a non-cash expense relating to our leasehold improvements and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as customer relationships, technology and trade names, are valued and amortized over their estimated lives. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairments of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report contingent consideration liabilities at fair value. These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business.

Restructuring costs consist of costs associated with exit or disposal activities such as severance and other post-employment benefits paid in connection with a reduction-in-force. We consider these costs to be non-recurring in nature and therefore, are not indicative of current or future performance or the ongoing cost of doing business.

Operating Metrics and Key Terms

Self-Serve & Add-Ons relates to our subscription plans sold directly online, and any add-on services tied to those online subscriptions such as bandwidth charges, which are sold through our sales force to subscribers of one of our plans if they exceed a certain threshold of bandwidth.
Vimeo Enterprise relates to our video offering designed for teams and organizations, which includes the same capabilities of Self-Serve & Add-Ons plus enterprise-grade features such as advanced security, custom user permissions, single-sign on for employees, interactive video tools, and marketing software integrations. Vimeo Enterprise is sold through our sales force and is often an upgrade from Vimeo's Self-Serve & Add-Ons as the number of users or use cases in an organization grows.

Other relates to products and services we offer outside of Self-Serve & Add-Ons and Vimeo Enterprise, primarily our over-the-top ("OTT") video monetization solution that allows customers to launch and run their own video streaming channel directly to their audience through a branded web portal, mobile apps and Internet-enabled TV apps. Other also includes Magisto, Livestream, Wibbitz, and WIREWAX.
Subscribers is the number of users who have an active subscription to one of Vimeo's paid plans measured at the end of the relevant period. Vimeo counts each customer with a subscription plan as a subscriber regardless of the number of users. In the case of customers who maintain subscriptions across Self-Serve & Add-Ons, Vimeo Enterprise, and Other, Vimeo counts one subscriber for each of the components in which they maintain one or more subscriptions. Vimeo does not count users or team members who have access to a subscriber's account as additional subscribers.
Average Subscribers is the sum of the number of Subscribers at the beginning and at the end of the relevant measurement period divided by two.
Average Revenue per User ("ARPU") is the annualized revenue for the relevant period divided by Average Subscribers. For periods that are less than a full year, annualized revenue is calculated by dividing the revenue for that particular period by the number of calendar days in the period and multiplying this value by the number of calendar days in that year.
Bookings consists of fixed fees for SaaS services, measured at the end of the relevant period, that subscribers have paid or committed to pay during their subscription period or 12 months, whichever is shorter, less refunds and chargebacks during the same period.
Gross Margin is revenue less cost of revenue, divided by revenue.
Operating Income (Loss) Margin is Operating income (loss), divided by revenue.

DILUTIVE SECURITIES

Vimeo has various dilutive securities. The table below details these securities as well as estimated dilution at various stock prices (shares in millions; rounding differences may occur).

	Shares	Avg. Exercise Price	As of 10/31/2024	Dilution at:

Share Price			$4.77	$5.00	$7.00	$9.00	$11.00

Common Stock Outstanding as of 10/31/2024	165.9		165.9	165.9	165.9	165.9	165.9

SARs and Stock Options	12.0	$5.55	—	—	0.6	2.1	3.0
RSUs	13.0		7.2	7.2	7.2	7.2	7.2
Total Estimated Dilution			7.2	7.2	7.8	9.3	10.2
% Dilution			4.3%	4.3%	4.7%	5.6%	6.2%
Total Estimated Diluted Shares Outstanding			173.0	173.0	173.7	175.1	176.1

The dilutive securities presentation is calculated using the methods and assumptions described below, which are different than those prescribed by GAAP.

The estimated dilutive effect was calculated assuming the Company settles equity awards on a net basis; therefore, the dilutive effect is presented as the net number of shares expected to be issued upon vesting or exercise, adjusted for (i) the estimated income tax benefit from the tax deduction received upon the vesting or exercise of awards held in the U.S., as such tax benefit is assumed to be used to repurchase shares of Vimeo common stock and (ii) in the case of stock options, the strike price proceeds that are received by the Company and assumed to be used to repurchase shares of Vimeo common stock. The number of shares required to settle stock appreciation rights will be impacted by movement in the stock price of Vimeo.

OTHER INFORMATION

Cautionary Statement Regarding Forward-Looking Information

This press release and the Vimeo livestream which will be held at 5 p.m. Eastern Time on November 4, 2024, contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "will," "may," "could," "should," "would," "anticipates," "estimates," "expects," "plans," "projects," "forecasts," "intends," "targets," "seeks" and "believes," as well as variations of these words or comparable words, among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to Vimeo's expectations regarding future results of operations and financial condition, business strategy, and plans and objectives of management for future operations, including our plans with respect to our share repurchase authorization. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available. These forward-looking statements are subject to a number of known and unknown risks, uncertainties and assumptions. Actual results could differ materially from those contained in or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: adverse changes in economic conditions, changes in the regulatory landscape, including, in particular, changes in laws that might increase the liability of online intermediaries for user-generated content and developments in AI laws, reputational damage caused by problematic user content or our decisions to remove (or not remove) it; changes in policies implemented by third party platforms upon which we rely for traffic and distribution of mobile apps, increased competition in the online video category, our ability to convert visitors into uploaders and uploaders into paying subscribers, our ability to retain paying subscribers by maintaining and improving our value proposition, our ability to provide video storage and streaming in a cost-effective manner, our ability to successfully attract customers through our sales force, our ability to protect sensitive data from unauthorized access, the integrity, quality, scalability and redundancy of our systems, technology and infrastructure (and those of third parties with which we do business), our ability to successfully operate in and expand into additional international markets, our ability to adequately protect our intellectual property rights and not infringe the intellectual property rights of third parties, foreign exchange currency rate fluctuations, the impact of geopolitical events on our business, the possibility that our historical consolidated and combined results may not be indicative of our future results and the other factors set forth in the section titled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the Securities and Exchange Commission ("SEC") on February 22, 2024 as they may be updated by our periodic reports subsequently filed with the SEC, including our Quarterly Report on Form 10-Q to be filed with the SEC on November 5, 2024. Other unknown or unpredictable factors that could also adversely affect Vimeo’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of Vimeo’s management as of the date of this communication. Vimeo does not undertake to update these forward-looking statements.

About Vimeo

Vimeo (NASDAQ: VMEO) is the world's most innovative video experience platform. We enable anyone to create high-quality video experiences to better connect and bring ideas to life. We proudly serve our community of millions of users – from creative storytellers to globally distributed teams at the world's largest companies – whose videos receive billions of views each month. Learn more at www.vimeo.com.

Contact Us

Vimeo Investor Relations
Ken Goff
ir@vimeo.com

Vimeo Communications
Ronda Morra
press@vimeo.com